SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        _________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                       ___________________________________

                                LINUX GOLD CORP.
     (formerly LinuxWizardry Systems, Inc. and Flame Petro-Minerals, Corp.)
               (Exact name of issuer as specified on its charter)

         BRITISH COLUMBIA                                  N/A
         State or other jurisdiction                 (I.R.S. employer
      of incorporation or organization)              identification no.)

                             #1103 - 11871 Horseshoe Way
                   Richmond, British Columbia V7A 5H5, Canada
                    (Address of principal executive offices)

                       ADVISORY AND CONSULTING AGREEMENTS

                            (Full title of the plan)

                  Please send copies of all communications to:

                                JOHN G. ROBERTSON
                           President, Linux Gold Corp.
                           #1103 - 11871 Horseshoe Way
                       Richmond, British Columbia V7A 5H5
                                 (604) 278-5996

   (Name, address including zip code, telephone number, including area code, of agent for service)

                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF SECURITIES      AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING          AMOUNT OF
TO BE REGISTERED          REGISTERED (1)      PER SHARE             PRICE(2)           REGISTRATION FEE
--------------------  -----------------  -----------------    --------------------     -----------------
COMMON STOCK
(.0001 par value)       1,500,000    $           .05     $           75,000     $          6.07
--------------------  -----------------  -----------------    --------------------     -----------------


(1) Represents 1,500,000 shares of Common Stock to be issued to a consultant, as compensation for services rendered.
(2) To be estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information

Purposes:

The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultant in the Company's business thereby advancing the interests of the Company, and all of its shareholders.

Common Stock:

The Board has authorized the issuance of up to 1,500,000 shares of the Common Stock to the Consultant upon effectiveness of the registration Statement.

Consultants:

The Consultant has agreed to provide its expertise and advice to the Company on a non-exclusive basis for the purpose of generally representing the Company with respect to certain legal matters.

No Restrictions on Transfer

Upon the shares becoming "Earned" pursuant to the terms of Consultant's engagement agreement, the Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Common Stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information.

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: #1103 - 11871 Horseshoe Way Richmond, British Columbia V7A 5H5, Canada.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Commission:

(a) The Registrant's Annual Report on Form 20-FRG12 for the fiscal year ended February 29, 2002;

(b) The Registrant's Quarterly Reports on Form 6-K for the fiscal quarter ending May 31, 2002;

(c) The description of the Registrant's Common Stock contained in the Registration Statement on Form 20-F (No. 000-30084) filed pursuant to Section 5 of the Securities Act on June 4, 1999, including any subsequently filed amendments and reports updating such description.

In addition to the foregoing documents, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

A description of the Company's Common Stock is incorporated by reference under
Item 3.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Company's Articles under the "Company Act" of the Province of British Columbia provide that the liability of the directors and the secretary and assistant secretary, for monetary damages, shall be limited to the fullest extent permissible under British Columbia law. The Articles further provide that each director and the secretary and assistant secretary, on being elected or appointed shall be deemed to have contracted with the Company on the terms of such indemnity provisions. The Company's Articles also provide that the Company may indemnify any officer, employee or agent to the fullest extent possible under British Columbia law. These indemnification provisions permit the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director, officer, employee or agent of the Company or any of its affiliated enterprises.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

See Index to Exhibits on page 5.

ITEM 9. UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Province of British Columbia, on the 17th day of April, 2003

LINUX GOLD CORP.
------------------
(Registrant)

By /s/ John G. Robertson
       ------------------------
       John G. Robertson,
       President

                                POWER OF ATTORNEY
                                -----------------
Each person whose individual signature appears below hereby authorizes and appoints John G. Robertson as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons in the capacities indicated, as of the 17th day of April, 2003. This Power of Attorney may be executed in counterpart original, which may be transmitted via facsimile.

Signature                    Title
---------                    -----

/s/John G. Robertson         Chairman, President and
------------------------     Chief Executive Officer and Director
John G. Robertson

/s/Jennifer Lorette          Director, Vice President and Secretary
----------------------
Jennifer Lorette

/s/James L. Vandeberg        Director and Chief Financial Officer
-------------------------
James L. Vandeberg

/s/Susanne Robertson         Director
-----------------------
Susanne Robertson

/s/Bruce Bragagnolo          Director
----------------------
Bruce Bragagnolo

LIST OF EXHIBITS

Exhibit Number     Description
                   --------------     -----------
4.1                Consulting Agreement - Barry Clark

5.1 Opinion of Michael Corrigan regarding the legality of the Common Stock being registered
23.1               Consent of Manning Elliott, Chartered Accountants

23.2 Consent of Michael Corrigan (Included in Opinion filed as Exhibit 5.1)

24.1               Power of Attorney (See Signature Page)

                    Advisory and Consulting Agreements

                    Number of Shares and Options
                    --------------------------------

     4.1            1,500,000 - Barry Clark